SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13D
                                (Amendment No. 2)

                    Under the Securities Exchange Act of 1934

                              MIP Properties, Inc.
                                (Name of issuer)

                                  Common Stock
                         (Title of class of securities)

                                    553051103
                                 (CUSIP number)

                              Gary P. Stevens, Esq.
                              J.E. Robert Companies
                              11 Canal Center Plaza
                                    Suite 200
                           Alexandria, Virginia  22314
                                 (703) 739-4400
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                    Copy to:

                               Stephen W. Hamilton
                      Skadden, Arps, Slate, Meagher & Flom
                              1440 New York Avenue
                              Washington, DC  20005
                                 (202) 371-7000

                                  July 19, 1995
             (Date of event which requires filing of this statement)

                    If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b)(3) or (4), check the following box [ ].
                    Check the following box if a fee is being paid with the statement [ ].

                    This Amendment No. 2 amends and supplements the
          Schedule 13D filed with the Securities and Exchange Commission on May 31, 1995, as amended by Amendment No. 1 thereto filed with the Securities and Exchange Commission on June 21, 1995, on behalf of JER Partners, LLC and Joseph E. Robert, Jr. with respect to MIP Properties, Inc.
          Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in such Schedule 13D, as amended.

          ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                    Item 3 is hereby amended and supplemented by adding the following at the end thereof:

                    On July 19, 1995, JER and Wells Fargo Bank amended one of such commitment letters.

          ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

               6. Commitment Letter Amendment dated July 18, 1995 among Wells Fargo Bank, JER Partners, LLC and J.E. Robert Companies.


                                    SIGNATURE

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      July 20, 1995
                                      (DATE)

                                      /s/ Joseph E. Robert, Jr.
                                      (SIGNATURE)

                                      Joseph E. Robert, Jr.
                                      (NAME/TITLE)


                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  July 20, 1995
                                      (DATE)

                              JER PARTNERS LLC

                              By: J.E. Robert Company, Inc.
                                      (SIGNATURE)

                              J.E. Robert Company Inc., Member
                                      (NAME/TITLE)

                              By: /s/ Joseph E. Robert, Jr.
                                      (SIGNATURE)

                                  Joseph E. Robert, President
                                      (NAME/TITLE)



                              EXHIBIT INDEX                   PAGE NO.

          6.        Commitment Letter Amendment dated July
                    18, 1995, among Wells Fargo Bank, JER
                    Partners, LLC and J.E. Robert Companies . . . . .